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                                   EXHIBIT 10


                             DECHERT PRICE & RHOADS
                             1775 EYE STREET, N.W.
                            WASHINGTON, D.C.  20006


MainStay Institutional Funds Inc.
51 Madison Avenue
New York, New York  10010

Dear Madam or Sir:

     In connection with the registration under the Securities Act of 1933 of an indefinite number of shares (the "Shares") of common stock of the Asset Management Money Fund, a class of shares offered by the Money Market Fund (the "Fund"), a series of MainStay Institutional Funds Inc. (the "Company"), we have examined such matters as we have deemed necessary, and we are of the opinion that, as permitted by its Articles of Incorporation, and assuming that (i) the Company files with the Maryland Department of Assessments and Taxation the Articles Supplementary, a form of which is filed as exhibit 1(f) to Post-Effective Amendment No. 19 to the Company's Registration Statement on Form N-1A (the "Amendment"), and (ii) the Company or its agent receives consideration for such Shares in accordance with the provisions of its Articles of Incorporation, the Shares will be legally and validly issued, will be fully paid, and will be non-assessable by the Company.

     We hereby consent to the use of this opinion as an exhibit to the Amendment, and to the use of our name in the prospectus and statement of additional information contained therein, and any amendments thereto.


                                       Very truly yours,

                                       /s/ DECHERT PRICE & RHOADS

                                       Dechert Price & Rhoads